Exhibit 10.31

One Penn Plaza

19th Floor

New York, NY 10119

(212) 845-8200

July 15, 2015

Mr. Henric Bjarke

Dear Henric:

It is my pleasure to extend to you this offer of employment with Ophthotech Corporation (the “Company”). On behalf of the Company, I set forth below the terms of your employment:

1.              Employment. You will be employed to serve on a full-time basis as the Company’s Senior Vice President & Chief Commercial Officer, effective August 31, 2015 (the “Start Date”), As the Company’s Senior Vice President & Chief Commercial Officer you will report to the Company’s Chief Executive Officer and have the duties and responsibilities that are consistent with your position and such other duties as may from time to time be assigned to you by the Company, The Company reserves the right to change your title and responsibilities at any time, with or without notice. You shall perform and discharge faithfully and diligently your duties and responsibilities hereunder. You agree to devote your full business time, efforts, skill, knowledge, attention and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company. You agree to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company. Notwithstanding the foregoing, you may continue to serve as a member of the board of directors of the companies for which you currently serve or are engaged with that will he creating a board, may serve on civic, charitable, educational, religious, public interest or public service boards, and may manage your personal and family investments, in each case, to the extent such activities, whether individually or in the aggregate, do not materially interfere or conflict with the performance of your duties and responsibilities for the Company.

2.              Base Salary. Your base salary will be at the rate of $15,625 per semi-monthly pay period (which if annualized equals $375,000), less all applicable taxes and withholdings, to be paid in installments in accordance with the Company’s regular payroll practices.

Such base salary may be adjusted from time to time in accordance with normal business practices and in the sole discretion of the Company.

3.              Discretionary Bonus. Following the end of each calendar year and subject to the approval of the Company’s Board of Directors (the “Board”), you will be eligible for a performance bonus of up to 40% of your annualized base salary (the “Target Bonus”), based on your personal performance and the Company’s performance during the applicable calendar year, as determined by the Company in its sole discretion. In any event, you must be an active employee of the Company on the date the bonus is distributed in order to be eligible for and to earn any bonus award, as it also serves as an incentive to remain employed by the Company. You will be eligible for a pro-rata discretionary bonus for 2015.

4.              Equity. In connection with the commencement of your employment with the Company, you will be eligible to receive an option to purchase 120,000 shares of the Company’s common stock (the “Option”), subject to the approval by the Board (acting in its sole discretion) of such option grant. This option grant is also contingent upon your execution of the stock option agreement covering the Option. If the Board approves the grant, the Option would be issued on the Start Date with an exercise price equal to the fair market value of the Company’s common stock (as determined by the Board) as of the date of grant and would vest over a four-year period, with 25% of the shares vesting on the first anniversary of the Start Date and the remainder of the shares vesting in equal monthly amounts thereafter until the fourth anniversary of the Start Date, pursuant to the terms of the stock option agreement and subject to your continued employment with the Company. You would be eligible for an annual performance-based option grant in January of 2016 on a pro-rata basis. If your employment with the Company, or its successor, is terminated by the Company without Cause (as defined in Section 1c of the Severance Agreement dated July 15, 2015) or by you for Good Reason (as defined in Section 1d of the Severance Agreement dated July 15, 2015) within the one (1) year period following a Change in Control Event (as defined in your option agreement), then, 100% of the portion of the Option that is not then-vested, and which has not been exercised, cancelled or forfeited, shall become vested and exercisable in full as of the date of such termination.

5.              Benefits. You may participate in any and all benefit programs that the Company establishes and makes generally available to its employees from time to time, provided that you are eligible under (and subject to all provisions of) the plan documents that govern those programs. Benefits are subject to change at any time in the Company’s sole discretion.

6.              Vacation. You will be eligible for a maximum of four (4) weeks of paid vacation per calendar year to be taken at such times as may be approved in advance by the Company. Vacation days for which you are eligible shall accrue pro rata on a monthly basis during the period that you are employed during each calendar year.

7.              Sign-On Bonus. Ophthotech will pay you a sign-on bonus of $35,000, less applicable taxes and withholdings, payable in the first pay period after you join. Ophthotech reserves the right to require repayment of this amount should you voluntarily leave employment during your first 12 months with the Company.

8.              Relocation. Ophthotech’s relocation company will assist you in your move and Ophthotech will pay for the following relocation expenses:

•                  Packing and movement of your household goods.

•                  Lease cancellation fees and any excess costs on your current apartment in Switzerland.

•                  Three (3) months of temporary housing and storage.

•                  Home sale closing costs will be covered through the Buyer Value Option (BVO) program on your home in Connecticut. Details of this program will be explained to you by the relocation company.

•                  One way economy transportation for you and your family to relocate to the New York/New Jersey area. This includes airfare, car rental and reasonable meals for the trip.

•                  Home purchasing closing costs associated with you finding a home in the New Jersey area.

•                  Up to one (1) month of a car rental while your automobile is in transit.

•                  One (5-day) house hunting trips for you and your family to help you locate a residence. The house hunting trips will include economy air fare, reasonable daily meals, a car rental and hotel accommodations.

•                  One (1) month of salary to help you cover any relocation incidentals. This will be paid out at the time you officially relocate.

•                  Relocation to the New York/New Jersey area is required within 6-12 months of joining.

•                  Our expectation is that you immediately begin working out of the New York/New Jersey office on a weekly basis regardless of when you relocate your residence.

•                  If you voluntarily resign from the Company within twenty-four months of joining, a pro-rated portion of your relocation packaged will be required for re-payment. Details will be given in a separate relocation agreement.

9.              Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement. As a condition of employment, you will be required to execute the attached Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement.

10.       No Conflict. You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this offer letter.

11.       Proof of Legal Right to Work. You agree to provide to the Company, within three (3) days of your date of hire, documentation proving your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986. You may need a work visa in order to be eligible to work in the United States. If that is the case, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company.

12.       At-Will Employment. This letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at-will, under which both the Company and you remain free to end the employment relationship for any reason, at any time, with or without cause or notice, Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed by a written agreement signed by you and the Company’s Chief Executive Officer that expressly states the intention to modify the at-will nature of your employment. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company. This letter supersedes all prior understandings, whether written or oral, relating to the terms of your employment.

13.       Successors and Assigns. The terms of this letter shall be binding upon and inure to the benefit of you and the Company and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business; provided, however, that your obligations are personal and may not be assigned by you. You expressly consent to be bound by the provisions hereof for the benefit of the Company or any subsidiary or affiliate thereof to whose employ you may be transferred without the necessity that this letter be re-signed at the time of such transfer.

14.       Governing Law. This letter shall be governed by and construed in accordance with the laws of the State of New York (without reference to the conflicts of laws provisions thereof). Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this letter shall be commenced only in a court of the State of New York (or, if appropriate, a federal court located within New York), and the Company and you each consents to the jurisdiction of such a court. The Company and you each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision hereof.

If this letter correctly sets forth the terms under which you will be employed by the Company, please sign the enclosed duplicate of this letter in the space provided below and return it to me, along with a signed copy of the Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement. If you do not accept this offer by July 22, 2015 the offer will be deemed withdrawn.

Sincerely,

By:	/s/ Amy R. Sheehan
Amy R. Sheehan
Vice President, Human Resources

The foregoing correctly sets forth, the terms of my at-will employment with Ophthotech Corporation. I am not relying on any representations other than those set forth above.

/s/ Henric Bjarke	7/16/15
Henric Bjarke	Date